Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 24, 2011 on the financial statements of The Yacktman Funds, Inc., comprised of The Yacktman Fund and The Yacktman Focused Fund, as of December 31, 2010 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Yacktman Funds, Inc.’s Registration Statement on Form N-1A.

/s/Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 28, 2011